Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2021, with respect to the consolidated financial statements included in the Annual Report of Cohen & Company Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Cohen & Company Inc. on Form S-3 (File 333-249641, effective October 23, 2020) and (File No. 333-193975, effective May 14, 2014) and on Forms S-8 (File No. 333-215275, effective December 22, 2016); (File No. 333-195056, effective April 4, 2014); (File No. 333-174281, effective May 17, 2011); (File No. 333-166387, effective April 29, 2010); and (File No. 333-166386, effective April 29, 2010).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 5, 2021